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                                                                     EXHIBIT 5.1


                                  LAW OFFICES
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP

                     999 PEACHTREE STREET, N.E.           OTHER OFFICES:
                         FIRST UNION PLAZA          Charleston, South Carolina
                             SUITE 1400             Charlotte, North Carolina
                                                     Columbia, South Carolina
                       ATLANTA, GEORGIA 30309       Greenville, South Carolina
                      TELEPHONE (404) 817-6000     Myrtle Beach, South Carolina
                      FACSIMILE (404) 817-6050

                            www.nmrs.com




                          December 28, 1999



comstar.net, inc.
2812 Spring Road
Suite 210
Atlanta, Georgia 30339


     We have acted as counsel to comstar.net, inc. (the "Company") in connection with the filing of a Registration Statement on Form S-1 (Reg. No. 333-92581) (the "Registration Statement") under the Securities Act of 1933, covering the offering of a minimum of $4,000,000 and a maximum of $5,000,000 in investment units (the "Investment Units"), each consisting of an 8% Senior Convertible Note (the "Convertible Notes") in the principal amount of $50,000 and a Stock Purchase Warrant (the "Warrants") to purchase up to 13,566 shares of the Company's Common Stock, no par value per share (the "Common Stock"). The Registration Statement also covers the shares of Common Stock into which the Convertible Notes are convertible and for which the Warrants are exercisable (the "Underlying Shares"), as well as a total of 780,075 shares of Common Stock to be issued in exchange for forgiveness of debt owed to two of the Company's founders and their affiliate (the "Founder Shares"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

     This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     Based on the foregoing, and having regard to legal considerations which we deem relevant, it is our opinion that:

     1. The Convertible Notes and the Warrants are enforceable and binding obligations of the Company.

     2. The Convertible Notes and the Warrants, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

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comstar.net, inc.
December 28, 1999
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     3.  The Underlying Shares, when issued upon conversion of the Convertible
Notes and exercise of the Warrants in accordance with their terms, will be legally issued, fully paid and nonassessable.

     4. The Founder Shares, when issued in exchange for forgiveness of debt as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                              Very truly yours,

                              /s/ Nelson Mullins Riley & Scarborough, L.L.P.

                              Nelson Mullins Riley & Scarborough, L.L.P.